Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of June  1, 2011, by and between Biostem U.S. Corporation, a Florida corporation (the “Company”), and John Satino (“Employee”).

The Company desires to employ Employee, and Employee wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the facts, mutual promises, and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.   Employment and Duties. During the Term (as defined in Section 3 of this Agreement), the Company shall employ Employee, and Employee hereby accepts such employment, as President, and shall report to the board of directors of the Company and be subject to the board’s supervision. Employee shall have such responsibilities and duties, consistent with his position and expertise, as may from time to time be prescribed by the board.

2.   Compensation.

2.1.   Base Compensation. In consideration of the services rendered to the Company (and/or its Affiliates) by Employee, during the Term (as defined in Section 3) Employee shall receive annual compensation of $250,000, payable in accordance with the Company’s normal payroll schedule (the “Base Compensation”), commencing on the date the Company’s Board of Directors determines that the Company has the financial resources to pay such Base Compensation.

2.2.   Benefits. During the Term, Employee shall be entitled to receive fringe benefits that are generally available to the Company’s employees in accordance with the then existing terms and conditions of the Company’s policies, including group health insurance and participation in the Company’s 401(k) plan in accordance with the then existing terms and conditions of such insurance and plan.

2.3.   Vacation. During the Term, Employee shall be entitled to three (3) weeks vacation in accordance with the vacation policies of the Company in effect for its employees from time to time, which vacation shall be taken by Employee at such time or times as approved by the board of directors of the Company, as the case may be. Vacation days which are not used during any calendar year may not be accrued, nor shall the Employee be entitled to compensation for unused vacation days, during the term hereof or upon termination of employment.

2.4.   Expenses. During the Term, Employee shall be entitled to reimbursement of all reasonable expenses incurred in the ordinary course of business on behalf of the Company, subject to the presentation of appropriate documentation and approved in accordance with the then existing terms and conditions of the Company’s policies.

2.5.   Withholding. The Company may withhold from compensation payable to Employee all applicable federal, state and local withholding taxes.

3.   Term. Unless terminated earlier in accordance with Section 4 below, the term of this Agreement shall be a period commencing on the date hereof and ending on the third anniversary of the date hereof; provided that such term shall automatically renew for successive one-year period unless either party notifies the other party in writing of its desire not to renew the Agreement at least sixty (60) days prior to the termination of the then current term (as so renewed or terminated, the “Term”).

4.   Termination.

4.1.   Definitions. As used herein, the following terms shall have the following meanings:

4.1.1. “Cause” means that Employee has (i) breached any fiduciary duty in a material manner or any material contractual obligation to the Company arising under this Agreement, which breach is not cured within ten (10) business days after notice to the Employee thereof or, if cured, recurs (it being agreed that such cure right shall only be available once during the Term), (ii) engaged in gross negligence, insubordination, willful misconduct, willful violation of any law, fraud, embezzlement, acts of dishonesty or a conflict of interest relating to the affairs of the Company or any of its affiliates, or (iii) been convicted of or pleaded nolo contendere to (A) any misdemeanor relating to the affairs of the Company or any of its affiliates or (B) any felony.

4.1.2. “Good Reason” means (i) the relocation of the Employee’s office by more than 50 miles from its current location, without Employee’s consent, (ii) materially changing Employee’s duties, responsibilities or authority, without Employee’s consent or (iii) reducing the Base Compensation of the Employee, without Employee’s consent; provided, however, that any such action by the Company shall not constitute Good Reason unless the Company has failed to substantially cure such action within ten (10) business days following the delivery by the Employee of a written notice to the Company specifying in reasonable detail the nature of the claimed action and the manner in which the Company may cure such action.

4.1.3. “Date of Termination” means (i) where termination is due to the death of the Employee, the date of death, or (ii) the earlier of the date specified in the Notice of Termination or the last day Employee is employed by the Company, as the case may be.

4.1.4.  “Disability” and “Disabled” means illness (mental or physical) or accident, which results in Employee being unable to perform Employee’s duties as an employee of the Company on a full time basis, with or without reasonable accommodation, for a period of sixty (60) consecutive days or one hundred (100) days (not consecutive) in any twelve month period. In the event of a dispute as to whether Employee is Disabled, the Company may refer the same to a mutually acceptable licensed practicing physician, whose written report shall be final and binding upon the parties, and Employee agrees to submit to such tests and examination as such physician shall deem appropriate. If Employee fails or refuses for any reason to promptly submit to any examination requested by such physician, then Employee shall be considered to be Disabled.

4.1.5. “Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon.

4.2.   By the Company. The Company may terminate Employee’s employment with the Company, at any time, with or without Cause or in the event of the Disability of Employee, effective fifteen (15) days after receipt of written Notice of Termination by Employee or upon such other later date specified in such Notice of Termination.

4.3.   By the Employee. Employee may terminate Employee’s employment with the Company with Good Reason or without Good Reason; provided that if the Employee wishes to terminate without Good Reason, Employee must provide the Company with at least fifteen (15) days prior written Notice of Termination.

4.4.   Death. Employee’s employment shall automatically terminate upon his death.

4.5.   Effects of Termination.

4.5.1. If the Company terminates the Employee’s employment during the Term other than for Cause (including Disability or death) or if Employee terminates his employment for Good Reason, the Company shall pay to Employee (a) any and all Base Compensation and expense reimbursement that had accrued but had not been paid prior to the Date of Termination, which amount shall be paid promptly after the Date of Termination, and (b) an amount equal to Employee’s Base Compensation for the remainder of the then current Term, payable in monthly installments during such Term.

4.5.2. If Employee’s employment is terminated for Cause or the Employee resigns for other than Good Reason, the Company shall have no further obligation to make any payments or provide any benefits to Employee hereunder after the Date of Termination except for payments of Base Compensation and expense reimbursement that had accrued but had not been paid prior to the Date of Termination.

4.5.3. Other than as set forth above, the Company shall have no further obligation to make any payments or provide any benefits to Employee hereunder after the Date of Termination.

4.6.   Procedure upon Termination. On termination of employment regardless of the reason, Employee (or his heirs, representatives or estate as the case may be) shall promptly return to the Company all documents (including copies) and other property containing or disclosing Confidential Information (as defined herein), including customer lists, manuals, letters, materials, reports and records in Employee’s possession or control no matter from whom or in what manner acquired.

5.   Covenants.

5.1.   Covenant Regarding Proprietary Information. In the course of the relationship created pursuant to this Agreement, Employee will have access to certain methods (including the Biostem Method (as defined below)), trade secrets, processes, ideas, systems, procedures, inventions, discoveries, concepts, software in various stages of development, designs, drawings, specifications, models, data, documents, diagrams, flow charts, research, economic and financial analysis, developments, procedures, know-how, policy manuals, financial data, form contracts, marketing and other techniques, plans, materials, forms, copyrightable materials and trade information regarding the operations of Biostem and/or of its Affiliates (collectively, the “Protected Parties”). The foregoing, together with the existence and terms of this Agreement, are referred to in this Agreement as “Proprietary Information.” Employee shall maintain all such Proprietary Information in strict secrecy and shall not use or divulge such information to any third parties, except as may be necessary for the discharge of its obligations under this Agreement. Employee shall take all necessary and proper precautions against disclosure of any Proprietary Information to unauthorized persons by any of its officers, directors, employees or agents. All officers, directors, employees and agents of Employee who will have access to all or any part of the Proprietary Information may be required to execute an agreement, at the reasonable request of the Company, valid under the law of the jurisdiction in which such agreement is executed, and in a form acceptable to the Company and its counsel, committing themselves to maintain the Proprietary Information in strict confidence and not to disclose it to any unauthorized person or entity. The Protected Parties not party to this Agreement are hereby specifically made third party beneficiaries of this Section 5.1, with the power to enforce the provisions hereof. Upon termination of this Agreement for any reason, Employee and each of its Professionals shall cease all use of any of the Proprietary Information and, at the request of the Company, shall execute such documents as may be necessary to evidence Employee’s abandonment of any claim thereto. The parties recognize that a breach of this Section 5.1 cannot be adequately compensated in money damages and therefore agree that injunctive relief shall be available to the Protected Parties as their respective interests may appear. The obligations of Employee under this Section 5.1 shall not apply to information: (i) which is a matter of public knowledge on or becomes a matter of public knowledge after the Effective Date of this Agreement, other than as a breach of the confidentiality terms of this Agreement or as a breach of the confidentiality terms of any other agreement between Employee and the Company or its Affiliates; or (ii) was lawfully obtained by Employee on a nonconfidential basis other than in the course of performance under this Agreement and from some entity other than the Company or its Affiliates or from some person other than one employed or engaged by the Company or its Affiliates, which entity or person has no obligation of confidentiality to the Company or its Affiliates. “Biostem Method” means the proprietary process known as the “Biostem Method” that involves the injecting of autologous platelet rich plasma containing stem cells to the scalp, specifically with the use of “Biostem Support,” an oral nutriceutical, and with a concomitant use of low-level laser therapy.

5.2.   Covenant Not to Solicit. During the term of this Agreement and for three (3) years following the termination of this Agreement, Employee shall not:

5.2.1. Directly or indirectly solicit, recruit or hire, or induce any party to solicit, recruit or hire any person who is an employee of, or who has entered into an independent contractor arrangement with, the Company or any affiliate of the Company (excluding any person who performs patient services).

5.2.2. Directly or indirectly, whether for itself or for any other person or entity, continue or enter into any relationship with, or solicit, divert, or attempt to solicit or divert from the Company, any vendors, suppliers or customers (the “Covered Entities”) of the Company.

5.2.3. Disrupt, damage, impair or interfere with the business of the Company.

5.3.   Improvements. Employee acknowledges and agrees that any developments or improvements related to the Biostem Method in which Employee may have a part, either individually or in collaboration with the Company (the “Improvements”), shall be considered “works made for hire” within the meaning of the copyright laws of the United States and is and shall be the sole and exclusive property of the Company and Employee hereby conveys, assigns, transfers and delivers to the Company, and agrees to convey, assign, transfer and deliver to the Company, any and all right, title and interest in and to any and all Improvements. Employee shall promptly notify the Company of the development or creation of any Improvements. The Company shall have the sole and exclusive right throughout the universe in perpetuity to use and exploit all or any part of the Improvements and all or any part of any material contained therein or prepared therefor, whether or not used therein, in any format or version, by any means and in any media, whether now known or hereafter developed and Employee shall not, at any time or in any manner, challenge the Company’s ownership of the Improvements. Employee acknowledges that it has no right to (i) reproduce, copy, use, modify, change, alter or improve any Improvements other than for the benefit of the Company pursuant to the terms of this Agreement or (ii) transfer, sell, distribute, assign, sublicense or otherwise convey any Improvements. Employee shall assist the Company, at the Company’s expense, to evidence, record and perfect all assignments contemplated by this Agreement and to perfect, obtain, maintain, enforce and defend any rights so assigned. Without limiting the forgoing, at any time and from time to time at the request of the Company, Employee shall execute and deliver to the Company or other parties designated by the Company, at no cost or expense to the Company, any new, additional or confirmatory instruments and any other documents and perform all acts that may be necessary or desirable to evidence, establish, maintain or protect the Company’s right, title and interest in and to and ownership of, the Improvements and otherwise to enable the Company to realize upon or otherwise enjoy the benefit of the rights assigned to the Company pursuant to this Agreement and to accomplish the intent and purpose of this Agreement. Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee. If any such assignment is, for any reason, invalid or voided, then, in lieu thereof, Employee hereby grants to the Company an irrevocable, perpetual, unlimited, unrestricted, royalty-free, fully paid-up, worldwide, non-exclusive right and license to reproduce, copy, apply, use, modify, change, alter, translate, improve, sell, distribute and sublicense the Improvements, as wells as all derivatives or improvements thereof. In such event, Employee shall not transfer any right, title or interest in or to the Improvements or any part thereof to any other Person, whether by assignment or devise.

5.4.   Exception.  So long as Employee is not in breach of the  Restrictive Covenants contained in this Section 5, nothing in this Agreement shall prohibit Employee from working for medical practices that do not provide procedures that are the same or substantially similar to the Biostem Method or marketing hair transplant services or products that are not the same or substantially similar to the services or products involved in the Biostem Method.

5.5.   Employee shall not, at any time after the date hereof, publish or communicate disparaging or derogatory statements or opinions about Company (or an Affiliate or subsidiary thereof), including but not limited to, disparaging or derogatory statements or opinions about Company’s management, products or services, to any third party.

6.   Prior Agreements. Employee represents to the Company (a) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee’s execution of this Agreement or Employee’s employment hereunder, (b) that Employee’s execution of this Agreement and Employee’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written to which Employee is a party or by which Employee is bound, (c) that Employee is free and able to execute this Agreement and to enter into employment with the Company and (d) that this Agreement is a valid and binding obligation of Employee, enforceable in accordance with its terms.

7.   Remedies. Employee acknowledges that it would be extremely difficult to measure the damages that might result from any breach by Employee of this Agreement (including, without limitation, Sections 5 and 6 of this Agreement (the “Covenants”)), and that such a breach would cause irreparable injury to the Company. Accordingly, in additional to any other remedies available to the Company, the Company shall be entitled to (i) enforce the Covenants by obtaining a court order prohibiting Employee (and any others involved) from breaching the Covenants and (ii) require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as a result of any transactions constituting a breach of any of the Covenants. Any breach by the Company of any obligation it owes Employee shall not affect the enforceability or validity of this provision and/or this Agreement. If a court decides that any part of this Agreement is not enforceable, the remainder of this Agreement shall not be affected. If a court decides that any part of this Agreement is too broad, the court may limit that part and enforce it as limited.

8.   Miscellaneous.

8.1.   For purposes of this Agreement an “Affiliate” of, or person “affiliated” with a person shall mean any company or other trade or business that controls, is controlled by or is under common control with such person within the meaning of Rule 405 of Regulation C under the Securities Act of 1933 as now in effect or as hereafter amended. Any reference herein to an Affiliate shall be deemed to include (i) any Affiliate existing on the date hereof together with any Affiliates which may exist hereafter from time to time and (ii) any successor of any such Affiliate.

8.2.   The rights and protections of the Company hereunder shall extend to any permitted successors or assigns of the parties; provided, however, that neither party may assign this Agreement without the prior written consent of the other.

8.3.   All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) five days following mail by first class certified mail, return receipt requested, postage prepaid or (iii) two days following sending by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at the addresses set forth below:

(a)           If to Employee:

John Satino
1266 Turner Street, Clearwater, Florida 33756

(b)           If to Company:

                Biostem U.S. Corporation
                1266 Turner Street, Clearwater, Florida 33756
               Attention: Ron Sloma

Any party by written notice to the other party given in accordance with this Section 8.3 may change the address or the persons to whom notices or copies thereof shall be directed.

8.4.   This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented or terminated except in writing signed by both parties. No action taken by the Company hereunder, including any waiver, consent or approval, shall be effective unless authorized by the board of directors of the Company.

8.5.   If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

8.6.   This Agreement may be fully executed in any number of counterparts, including by facsimile, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one (1) counterpart hereof.

8.7.   Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits. When used in this agreement, the words “including” and “include” shall be deemed to be followed by the words “without limitation.”

8.8.   Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

8.9.   This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to principles of conflicts of law. By execution and delivery of this Agreement, each of the Parties submits to: (a) the exclusive jurisdiction of the U.S. District Court for the Middle District of Florida, and the Circuit Court in and for Hillsborough County, Florida, as the exclusive proper forum in which to adjudicate any case or controversy arising hereunder. The Parties hereby waive all rights to a trial by jury.

8.10.   The parties hereto acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties as set forth in this Agreement.

8.11.   Sections 4.5, 4.6 and 5 through 8 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date above written.

EMPLOYEE:

John Satino

COMPANY

Biostem U.S. Corporation

By:
Name:
Title:

[Signature page to Employment Agreement]